UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



  Date of Report (Date of earliest event reported)   MARCH 31, 2008
                                                     --------------

                                  NELNET, INC.
             (Exact name of registrant as specified in its charter)


            NEBRASKA                  001-31924                84-0748903
            --------                  ---------                ----------
  (State of other jurisdiction       (Commission             (IRS Employer
       of incorporation)             File Number)         Identification No.)


      121 SOUTH 13TH STREET, SUITE 201, LINCOLN, NEBRASKA          68508
  ----------------------------------------------------------------------------
        (Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code (402) 458-2303
                                                   ---------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 2.02      RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

        As discussed further under Item 8.01 below, on March 31, 2008, Nelnet, Inc. (the "Company") sold, through a wholly owned subsidiary, a portfolio of student loans originated under the Federal Family Education Loan Program ("FFELP") having an aggregate outstanding principal balance of approximately $858 million. As a result of this sale, the Company currently anticipates recognizing an after tax loss of approximately $18 million, to be recorded in the quarter ended March 31, 2008.

        On April 8, 2008, the Company sold the additional portolio of student loans of approximately $428 million further discussed under Item 8.01 below. The Company anticipates presenting these loans as "held for sale" on the Company's March 31, 2008 consolidated balance sheet and will value this portfolio at the lower of cost or fair value. As a result, the Company anticipates recognizing an after tax loss related to this classification for financial statement purposes of approximately $10 million, to be recorded in the quarter ended March 31, 2008.

        Subsequent to the student loan portfolio sales discussed under Item 8.01 below and the asset-backed financing transaction discussed under Item 2.03 below, there was approximately $4.5 billion in student loans remaining under the Company's multi-year committed financing facility for FFELP loans (the FFELP warehouse facility).

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

        Nelnet Student Loan Funding, LLC ("Nelnet Funding") and Nelnet Education Loan Funding, Inc. ("NELF") are wholly owned subsidiaries of National Education Loan Network, Inc. National Education Loan Network, Inc. is a wholly owned subsidiary of the Company.

        On April 1, 2008, Nelnet Student Loan Trust 2008-2 (the "Trust"), of which Nelnet Funding is the Depositor, and Zions First National Bank, in its capacity as Indenture Trustee and as Eligible Lender Trustee, executed and delivered an Indenture of Trust dated as of April 1, 2008, pursuant to which the Trust issued $467.2 million of Student Loan Asset-Backed Notes (the "Notes").

        The Trust used approximately $452.6 million to purchase FFELP loans from Nelnet Funding. Nelnet Funding purchased the student loans the Trust acquired from NELF.

        A description of the transaction and the documents executed in connection with the transaction are included in the Trust's Form 8-K (Reg. No. 333-144431-02) filed on April 3, 2008.

ITEM 8.01  OTHER EVENTS.

        LOAN SALE

        The Company recently signed an agreement to sell a portfolio of FFELP loans to a large National Bank active in student lending and education finance. NELF sold a portfolio of FFELP loans having an aggregate outstanding principal balance of approximately $858 million on March 31, 2008 and an additional portfolio having an aggregate outstanding principal balance of approximately $428 million on April 8, 2008 to the financial institutaion. Combined, the portfolios were sold for a purchase price of approximately 98% of the principal balance of the loan portfolios and included approximately $842 million of consolidation loans.

        In connection with the sale of loans, the Company also entered into a servicing agreement with the purchaser for the existing and future loan origination and servicing activities. As a result, the Company expects to generate additional future servicing fee revenues from the portfolios of loans that were sold, as well as from future loan originations through the purchaser.

        ADDITIONAL INFORMATION

        As of March 31, 2008, the Company holds approximately $600,000 of private student loans on its balance sheet which are insured by The Education Resource Institute, Inc ("TERI"). The Company is currently not originating new private student loans to be held on its balance sheet, including those insured by TERI.

        Information other than historical facts contained in this report may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on the Company's operating results, performance, or financial condition expressed or implied by the forward-looking statements are changes in federal legislation which significantly affect student loan programs, the uncertain nature of management estimates, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students, and their families, changes in the general interest rate environment and in the securitization markets for education loans, and other matters discussed in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 9, 2008
                                               NELNET, INC.


                                               By: /S/ TERRY J HEIMES
                                               -----------------------------
                                               Name:  Terry J. Heimes
                                               Title: Chief Financial Officer